SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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LYONS LIQUORS INC.

(Name of Registrant as Specified in its Charter)

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LYONS LIQUORS INC.

No.1 Xinhua Road, He Ping Distric

Tianjin City China 300021

INFORMATION STATEMENT

(Dated March 8, 2013)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. BY UNANIMOUS WRITTEN CONSENT IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS AND THE WRITTEN CONSENT SHAREHOLDERS OWNING OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF LYONS LIQUORS, INC., WE HAVE ADOPTED AND APPROVED AN AMENDMENT TO OUR ARTICLES OF INCORPORATION CHANGING OUR NAME TO HENGYI INTERNATIONAL INDUSTRIES GROUP INC.  A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

NAME CHANGE AMENDMENT

                  This Information Statement is being furnished on or about the date first set forth above to holders of record as of the close of business on March 8, 2013 (the "Record Date") of the common stock, par value $.001 per share ("Common Stock"), of Lyons Liquors, Inc., a Nevada corporation ("we, "our" or the "Company"), in connection with an amendment to Article 1 of our Articles of Incorporation changing our name to “Hengyi International Industries Group Inc” (the “Name Change Amendment”).

The Name Change Amendment was adopted and approved by the unanimous written consent in lieu of a meeting of our Board of Directors executed on March 8, 2013 and the written consent of Saverio Holdings Limited, the owner of 9,783,105, or approximately 95.98% of our outstanding shares of common stock, of which Yijun Hu, our President and Chief Executive Officer, is the sole director, executed on March 8, 2013. The Name Change Amendment has been adopted since as a result of the change in control of our company discussed below, we no longer intend to engage in the liquor business. We are a shell company within the meaning of Section 12(b)(2) of the Securities Exchange Act of 1934,as amended (the “Exchange Act”) seeking to acquire an operating business. The approval of the Name Change Amendment by a written consent in lieu of a meeting of shareholders signed by Mr. Hu on behalf of Saverio Holdings Limited as the holder of a majority of our outstanding shares of common stock is sufficient under Section 78.320 of the Nevada Revised Statutes and our bylaws to approve the Name Change Amendment. Accordingly, no proxy of our shareholders will be solicited for a vote on the Name Change Amendment and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Name Change Amendment in accordance with the requirements of the Exchange Act and the regulations promulgated thereunder, including particularly Regulation 14C. In accordance with Regulation 14C, the Name Change Amendment will not be effected prior to the 21st day after this Information Statement is mailed to shareholders of record as of the Record Date.

Change in Control

On February 22, 2013, Shefali Vibhakar, the then Chief Executive Officer, Chief Financial Officer, sole Director of our company, and the owner of 10,000,000 shares of our common stock, representing approximately 98.10% of our outstanding shares, sold an aggregate of 9,883,105 of those shares, representing approximately 96.96 of our outstanding shares of common stock for a total purchase price of $210,000 (or approximately $0.02 per share), pursuant to a Stock Purchase Agreement dated February 20, 2013 as follows:

Purchaser	Shares Purchased
Saverio Holdings Limited	9,783,105
Qiang Liu	20,000
Linzhou Wang	20,000
Hongkai Bai	20,000
Ruli Wang	10,000
Bibbin Li	10,000
Xiufang Hu	10,000
Zhongmiao Hu	10,000

Immediately prior to the closing on February 22, 2013, Ms. Shefali Vibhakar resigned as our Chief Executive Officer and Chief Financial Officer and appointed Yijun Hu as Chief Executive Officer and Chairman of the Board. In addition, Ning Li and Xiaoxiao Bai have been appointed to our Board of Directors, Ning Li was appointed as our Chief Financial Officer, Qiang Liu and Linzhou Wang were appointed as vice presidents and Xiaoxiao Bai was appointed as our Secretary.

The following table sets forth the name, age, and position of our officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Yijun Hu	39	President, Chief Executive Officer and Chairman of the Board
Ning Li	36	Chief Financial Officer, Director
Qiang Liu	39	Vice President
Xiaoxiao Bai	24	Secretary, Director
Linzhou Wang	34	Vice President

Mr. Yijun Hu has been our President, Chief Executive Officer and Chairman of the Board since February 22, 2013. Mr. Hu served as a sales manager of Wenzhou DongFang Group from 1994 to 1996. From 1996 to 1999, Mr. Hu served as manager in Yongxing Steel Mill, Ltd. From 2000 to 2007, Mr. Hu served as chairman to join five economical franchise hotels in Tianjin;. Mr. Hu founded Heng Yi Holding Group in 2010 and served as chairman and CEO since then. Mr. Hu received his Executive Master Degree of Business Administration (EMBA) degree from Nankai University in July 2012.

Ning Li has been our Chief Financial Officer and a Director since February 22, 2013. Ms. Li served as accountant and financial managers in China ( Tianjin ) ITT limited from 1999 to 2003. From 2003 to 2004 years, Ms. Li worked as audit manager in Tianjin Tiandi CPA firms. From 2005 to 2011, Ms. Li worked as finance controller in Tianjin Huayao Pharmaceutical Co., Ltd., and since 2012 Ms. Li served as CFO of Heng Yi Holding Group. Ms. Li has over 13 years of experience in accounting, financial and budget management. She received her bachelor degree in economics from Tianjin University of Finance and Economics in July 1999.

Qiang Liu has been our Vice President since February 22, 2013. From 1996 to 2008, Mr. Liu served as accountant, manager and vice branch president in Agricultural Bank of Huanghua City in Heibei. Since 2010, Mr. Liu served as vice president in Heng Yi Holding Group, assisting and supervising the establishment of the company’s internal business processes. Mr. Liu received his bachelor's degree in economics from Beijing University of Science and Technology in July 1996 and studied master degree courses of financial analyst at Qiangdao University from 2008 to 2010.

Xiaoxiao Bai has been our Secretary and a Director since February 22, 2013. In 2010, Ms. Bai worked in Zhejiang Marine Aquaculture Research Institute as an experimental assistant, engaging in scientific data research and analysis. Since 2011, Ms. Bai worked in Heng Yi Holding Group as a financial manager and secretary to the chairman. Ms. Bai received her bachelor degree in agriculture from Tianjin Agricultural University in July 2011.

Linzhou Wang has been our Vice President since February 22, 2013. From 1999 to 2005, Mr. Wang worked for government of Jiangxi province in Tianjin as an office clerk. From 2006 to 2010, Mr. Wang served as a sales manager of Tianjin Jinshan Wire and Cable Co. Ltd. From 2010 until present, he works as operational director of Heng Yi Holding Group. Mr. Wang graduated with three-year college diploma in Industry and Business Management from Jiangxi Tourism & Commerce Vocational College in 2000; and graduated with three-year college diploma in English Study from Tianjin Foreign Studies University in 2006.

Family Relationships

Ms. Xiaoxiao Bai is the niece of Mr. Yijun Hu. There are no other family relationships among any of our officers or directors.

Corporate Governance

Board Committees

We presently do not have an audit committee, compensation committee or nominating committee. Until these committees are established, these decisions will continue to be made by our Board of Directors. Although our Board of Directors has not established any minimum qualifications for director candidates, when considering potential director candidates, our Board of Directors considers the candidate's character, judgment, skills and experience in the context of the needs of our company and our Board of Directors.

Director Independence

None of our directors is "independent" is defined within the meaning of  Nasdaq Marketplace Rule 4200(a)(15)..

Our principal executive office is located at No.1 Xinhua Road, He Ping District, Tianjin City, People's Republic of China. 300021. The telephone number at our principal executive office is (+86) 2258900299.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

             The following table sets forth, as of March 8, 2013 the number of shares of our common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of directors and our chief executive officer and (iii) all of our officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be the beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this report have been exercised. Except as noted below, each person has sole voting and investment power. As of March 8, 2013, we had outstanding 10,193,000 shares of common stock. Except as indicated below, the address of the person listed below is c/o our company at No..1 Xinhua Road, He Ping District, Tianjin City, People's Republic of China. 300021.

Name of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Officers:
Yijun Hu, President, CEO and
Chairman of the Board	9,783,105 *	95.98%
Xiaoiao Bai, Director	0	--
Ning Li, Director	0	--
All directors and officers as a group (5 persons)	9,823,105	96.37%

___

 * Yijun Hu is the sole director of Saverio Holdings Limited, the record owner of these shares.

AVAILABLE INFORMATION

           We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC's web site, http://www.sec.gov. The SEC's web site contains reports, proxy statements and other information regarding issuers, like us, that file these reports, statements and other documents electronically with the SEC.  You can also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at that address. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

March 8, 2013	By order of the Board of Directors,
/s/ Yijun Hu
Yijun Hu
Chairman of the Board, President and CEO